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                                                                       EXHIBIT 4


                               FIRST AMENDMENT TO
                            ASSET PURCHASE AGREEMENT

         FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT, dated as of April 30, 2001 (the "FIRST AMENDMENT"), by and among ESC MEDICAL SYSTEMS, LTD., a corporation organized under the laws of the State of Israel ("PARENT"), ENERGY SYSTEMS HOLDINGS INC., a Delaware corporation (the "BUYER," and collectively with Parent "BUYER GROUP"), and COHERENT, INC., a Delaware corporation ("SELLER"). Capitalized terms used and not otherwise defined in this First Amendment shall have the meaning provided for such terms in the Asset Purchase Agreement.

         WHEREAS, Parent, Buyer and Seller have entered into an Asset Purchase Agreement, dated as of February 25, 2001 (the "ASSET PURCHASE AGREEMENT");

         WHEREAS, the consummation of the transactions contemplated by the Asset Purchase Agreement with respect to the operation of the Business by Seller and its Subsidiaries in Japan and China is subject to regulatory approvals and other requirements in such jurisdictions which may not be obtained prior to the expected Closing Date;

         WHEREAS, it is a condition to the consummation of the transactions contemplated by the Asset Purchase Agreement that the transactions contemplated by all Ancillary Agreements relating to the transfers of the Assets by Non-U.S. Companies be consummated simultaneously with or immediately prior to the Closing; and

         WHEREAS, the parties desire to consummate to the fullest extent possible the transactions contemplated by the Asset Purchase Agreement on the earliest possible date and provide each of Seller and Buyer Group with economic and business benefits substantially comparable to those which would have been available to each of Seller and Buyer Group if such transactions had been fully consummated.

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, intending to be legally bound hereby, the parties agree as follows:

         1.       The Asset Purchase Agreement is hereby amended to add a new
Section 1.10 to read in its entirety as follows:

         "Section 1.10 DELAYED CLOSINGS

                  (a) Buyer Group and Seller acknowledge that, notwithstanding anything contained herein to the contrary, the transfer, conveyance and delivery of the Japanese Regulatory Assets shall not occur on the Closing Date and shall not be a condition to the Closing. The parties will continue to use their reasonable best efforts to consummate and to cause their respective subsidiaries to consummate the transfer of the Japanese Regulatory Assets pursuant to the Asset Purchase Agreement, attached hereto as EXHIBIT A (the "Japan Asset Purchase Agreement"), to occur as promptly as practicable following the Closing.

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                  (b)      Buyer Group and Seller acknowledge that,
notwithstanding anything contained herein to the contrary, the transfer, conveyance and delivery of the Local Transferred Assets (as defined in the Asset Purchase Agreement attached hereto as EXHIBIT B (the "China Asset Purchase Agreement")) shall not occur on the Closing Date and shall not be a condition to the Closing. The parties will continue to use their reasonable best efforts to consummate and to cause their subsidiaries to consummate the transfer of the Local Transferred Assets to occur as promptly as practicable following the Closing pursuant to the terms of contemplated by the China Asset Purchase Agreement.

                  (c) The provisions of Section 1.6 shall be applied on a basis as if all the closings referred to in the preceding subsections (a) and
(b) above had occurred simultaneously with the Closing. Similarly, the number of shares of Parent Stock to be sold to Seller at the Closing shall be determined as if all of the closings referred to in the preceding subsections (a) and (b) had occurred simultaneously with the Closing."


         2. All obligations of Seller pursuant to and in accordance with the following Sections of the Asset Purchase Agreement shall remain in full force and effect until the closing of the sale of the Assets contemplated by the China Asset Purchase Agreement and the Japan Asset Purchase Agreement: Section
5.1 (Conduct of Business), Section 5.2 (Access to Information), Section 5.3 (Consents and Approvals), Section 5.4 (Reasonable Efforts), Section 5.7 (Transfers Not Effected as of Closing), Section 5.8 (Retention), Section 5.9 (Prohibition on Solicitation and Hiring), Section 5.10 (No Negotiation) and
Section 5.17 (Further Actions).

         3.       The Asset Purchase Agreement is hereby amended to add a new
Section 1.11 to read in its entirety as follows:

         "Section 1.11 STOCK TRANSFER

                  (a) Buyer Group and Seller acknowledge that notwithstanding anything contained herein to the contrary, Seller will transfer, assign, convey and deliver to Laser Industries Ltd all the outstanding shares of stock of (i) Coherent Star Medical Japan, Inc. (the "Star Stock") and (ii) Coherent Medical Mexico S.A. de C.V. (the "Mexican Stock") pursuant to and in accordance with the Stock Purchase Agreements attached hereto as EXHIBIT C and EXHIBIT D, respectively. The Star Stock and the Mexican Stock will for all purposes related to this Agreement, be deemed an Asset.

                  (b) With respect to Coherent Star Medical Japan, Inc. and Coherent Medical Mexico S.A. de C.V., Seller agrees to indemnify and hold harmless Buyer Group from and against any and all liabilities for Taxes arising in respect of taxable periods ending on or before the Closing or, with respect to taxable periods that begin before but end after the Closing, any Taxes attributable to the portion of such taxable period that begins before and ends on the Closing."

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         4.       Section 6.1(f) of the Asset Purchase Agreement is hereby
amended in its entirety to read as follows:

                  "(f) The transactions contemplated by each of the Ancillary Agreements relating to the transfer of the Assets by Non-U.S. Companies, other than with respect to the China Asset Purchase Agreement and the Japan Asset Purchase Agreement, shall be or have been consummated simultaneously with or immediately prior to the Closing."

         5. Section 6.1 of the Asset Purchase Agreement is hereby amended to include a new Section 6.1 (g) to read in its entirety as follows:

                  "(g) Each of Parent and the relevant Parent Subsidiaries and Seller and the Relevant Subsidiaries of Seller shall have executed and delivered the Japan Asset Purchase Agreement in the form attached hereto as EXHIBIT A and the China Asset Purchase Agreement in the form attached as EXHIBIT B and any attachments and Exhibits thereto".

         6. Section 9.7 of the Asset Purchase Agreement shall be amended to include the following:

                  "(i) As used in this Agreement, "JAPANESE REGULATORY ASSETS" shall have the meaning set forth in the Japan Purchase Agreement.

         7. Seller and Buyer Group agree that, notwithstanding anything to the contrary set forth in any Non-U.S. Agreement with respect to Transfer Taxes (including but not limited to VAT), as between Seller and Buyer Group, the provisions of Section 7.6 of the Asset Purchase Agreement will prevail.

         8.       The Asset Purchase Agreement is hereby amended to add a new
Section 5.26 to read in its entirety as follows:

         "Section 5.26. Consumption Tax Covenant

         On or before December 31, 2001, Buyer shall register as, and make an election to become, a consumption tax payer in Japan.

         9. Except as specifically amended in this First Amendment, the Asset Purchase Agreement shall remain in full force and effect as originally constituted and the undersigned shall remain obligated pursuant to the terms thereunder.

         10. This First Amendment shall be governed by, and construed in accordance with, the laws of the State of New York (regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies.

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                  11. This First Amendment may be executed simultaneously in counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.



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         IN WITNESS WHEREOF, the parties have caused this First Amendment to be executed as of the date first written above.




                               ESC MEDICAL SYSTEMS, LTD.


                               By       /s/ Yacha Sutton
                                 ----------------------------------
                               Name:    Yacha Sutton
                               Title:   Chief Executive Officer


                               ENERGY SYSTEMS HOLDINGS INC.


                               By       /s/ Yacha Sutton
                                 ----------------------------------
                               Name:    Yacha Sutton
                               Title:   Director


                               COHERENT, INC.


                               By       /s/ Bernard Couillaud
                                 ------------------------------------------
                               Name:    Bernard Couillaud
                               Title:   President and Chief Executive Officer